Gary  R.  Henrie  Attorney  at  Law

10616  Eagle  Nest  Street
Las  Vegas,  NV  89141

Telephone:  (702)  616-3093
Facsimile:  (702)  263-8102
E-mail:     grhlaw@cox.net

May 11, 2004

Board  of  Directors
Cintel Corp.
1001 W. Cheltenham Ave.
Melrose Park, PA  19027

Re:  4,000,000  Shares  Common  Stock  $.001  Par  Value
     Form  S-8  Registration  Statement

Gentlemen:

As special securities counsel for Cintel Corp., a Nevada corporation (the "Company"), you have requested my opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 4,000,000 shares of the Company's common stock, $.001 par value per share, for issuance pursuant to that certain 2004 Compensation Plan for Employees and Outside Consultants (the "Plan"), which was made effective on February 11, 2004 and which is attached to the Registration Statement as an exhibit. The contents of the Registration Statement, with exhibits thereto, are hereby incorporated by reference.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, and subject to the caveat identified below, I am of the opinion that the 4,000,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and non-assessable. Moreover, my opinion is limited to the due issuance of such shares covered by the Registration Statement and the Plan that are issued for services deemed to be permissible pursuant to SEC Release No. 33-7647 (February 25, 1999).

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Sincerely,


/s/  Gary  R.  Henrie
Gary  R.  Henrie